Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

This EIGHTH AMENDMENT TO LEASE (this “Eighth Amendment”) is made and entered into as of May 18, 2021, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and CYTOKINETICS, INC., a Delaware corporation (“Tenant”).

r e c i t a l s :

A.Landlord and Tenant (as successor in interest to MetaXen, LLC and Exelixis, Inc.) are parties to the Build to Suit Lease dated May 27, 1997 (the “Original Lease”), as amended by the First Amendment to Lease dated April 13, 1998, the Second Amendment to Lease dated July 11, 1999, the Third Amendment to Lease dated December 10, 2010 (the “Third Amendment”), the Fourth Amendment to Build to Suit Lease dated March 1, 2016, the Fifth Amendment to Lease dated December 18, 2017, the Sixth Amendment to Build to Suit Lease dated June 25, 2019, and the Seventh Amendment to Lease dated July 11, 2019 (the “Seventh Amendment”) (the Original Lease as so amended shall be collectively referred to herein as the “Lease”), whereby Tenant leases approximately 91,117 rentable square feet of space (the “Premises”) consisting of (i) 50,195 rentable square feet of space comprised of the entire 2-story building located at 280 East Grand Avenue (the “280 Building”), (ii) 31,392 rentable square feet of space in the building located at 256 East Grand Avenue (the “256 Building”), and (iii) 9,530 rentable square feet of space in the building located at 250 East Grand Avenue (the “250 Building”), all in the project known as “Britannia Pointe Grand Business Park” (the “Center”).

B.Landlord and Tenant desire (i) to extend the term of the Lease, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Eighth Amendment.

2.Modification of Lease Term.  Landlord and Tenant acknowledge that Tenant’s lease of the Premises is scheduled to expire (i) June 30, 2021, with respect to the Premises located in the 256 Building and 280 Building, (the “256 and 280 Premises”), and (ii) March 31, 2023, with respect to the Premises located in the 250 Building (the “250 Premises”).  Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of all of the Premises is hereby modified and shall expire on June 30, 2022, unless sooner terminated as provided in the Lease, as hereby amended.

3.Minimum Rental.

3.1. 250 Premises.  Notwithstanding the modification of the 250 Premises expiration date, Tenant shall continue to pay minimum rental for the 250 Premises as provided in Section 4.2 of the Seventh Amendment through the remainder of the modified term.

3.2. 256 and 280 Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, prior to July 1, 2021, Tenant shall continue to pay minimum rental for the 256 and 280 Premises (which contain 81,587 rentable square feet of space in the aggregate) in accordance with the terms of the Lease.  Commencing on July 1, 2021, and continuing June 30, 2022, Tenant shall pay to Landlord monthly installments of minimum rental for the Premises as follows:

Date	Annual Minimum Rental	Monthly Minimum Rental	Monthly Rental Rate per RSF
July 1, 2021 – June 30, 2022	$5,580,550.80	$465,045.90	$5.70

4.Tenant’s Operating Costs Share of Operating Expenses.  Notwithstanding any contrary provision contained in the Lease, as hereby amended, Tenant shall continue to pay Tenant’s Operating Costs Share of Operating Expenses in connection with all of the Premises in accordance with the terms of the Lease.

5.No Further Expansion or Renewal Rights.  Tenant shall have no further rights to expand the Premises or to renew or extend the term of the Lease.  The terms of Section 7 of the Third Amendment are hereby deleted and shall be of no further force or effect.

6.Landlord Termination Right.  Landlord shall have the continuing right to terminate the Lease, effective as of any date elected by Landlord after January 31, 2022 (such elected date, the “Termination Date”), with respect to either (i) the entire 256 and 280 Premises, (ii) the entire 250 Premises, or (iii) the entire Premises.  Landlord shall give Tenant written notice of any such elected termination, which notice shall be given not less than thirty (30) days prior to the elected Termination Date.  If Landlord elects to terminate less than the entire Premises, Landlord shall continue to have the right, as set forth herein, to terminate the remaining Premises.  In the event of any such election by Landlord, Tenant shall vacate and deliver possession of the applicable portion of the Premises (either the 256 and 280 Premises or the 250 Premises, as the context shall require, the “Applicable Portion”) on or before the Termination Date in accordance with the applicable terms of the Lease.  The Lease shall terminate with respect to the Applicable Portion of the Premises as of the elected Termination Date, and Landlord and Tenant shall have no further obligations with respect thereto, provided that the parties shall remain liable for obligations attributable to the period prior to the Termination Date, and obligations which expressly survive the termination of the Lease.

7.Surrender Condition.  Upon the expiration or earlier termination of the Lease, Tenant shall vacate and deliver possession of the Premises or any Applicable Portion of the

Premises “broom clean”, and with Tenant’s signage and personal property removed, and otherwise in accordance with the terms of the Lease (including with permits closed and any other required decommissioning work completed), provided that Tenant shall have no obligation to remove or restore any existing improvements or alterations in the Premises.

8.Brokers.  Landlord and Tenant hereby warrant to each other that they know of no real estate broker or agent who is entitled to a commission in connection with this Eighth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Center, the 256 Building, the 280 Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the applicable building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as additional rental, for the cost to Landlord of performing such repairs.

10.No Further Modification.  Except as set forth in this Eighth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this Eighth Amendment has been executed as of the day and year first above written.

"LANDLORD"	BRITANNIA POINTE GRAND LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	HCP-Pointe Grand Incorporated,
a Delaware corporation,
its general partner

	By:	/s/ Scott Bohn
	Name:	Scott Bohn
	Its:	Senior Vice President

"TENANT"	CYTOKINETICS, INC.,
a Delaware corporation

	By:	/s/ Robert Blum
	Name:	Robert Blum
	Its:	President and CEO